Exhibit 99.1
National CineMedia Raises Additional $50 million of Financing through New Revolving Credit Agreement and Obtains Amendment to Existing Credit Agreement

CENTENNIAL, Colo. – January 6, 2022 - National CineMedia, Inc. (NASDAQ: NCMI) (the “Company” or “NCM, Inc.”), the managing member and owner of 48.3% of National CineMedia, LLC (“NCM LLC”), the largest cinema advertising network in the U.S., announced that NCM LLC has entered into a new revolving credit facility (the “New Revolving Credit Facility”) providing for $50.0 million of revolving loan commitments, the entire amount of which was drawn on January 5, 2022. The loans incurred under the New Revolving Credit Facility accrue interest payable in cash at the rate of term Secured Overnight Financing Rate (SOFR) plus 8.0% per annum (subject to a 1.0% floor) and mature on June 20, 2023. In connection with the New Revolving Credit Facility, NCM LLC also entered into an amendment to its existing Credit Agreement to extend the suspension of its consolidated net senior secured leverage ratio and consolidated net total leverage ratio financial covenants established by the credit agreement amendments entered into on April 30, 2020 and March 8, 2021 until and including the fiscal quarter ending on or about December 29, 2022 and to revise the applicable financial covenant ratios for the fiscal quarters beginning March 30, 2023 through and including the quarter ending on or about September 28, 2023. The Credit Agreement amendment also extends the limitations established by the previous credit agreement amendments through December 28, 2023 regarding NCM LLC’s ability, among other things, to make distributions with available cash to the Company, all of which are further described in the Company’s Form 8-K filed with the SEC on January 6, 2022. Including the net proceeds from the Revolving Credit Facility after fees, the Company has a cash balance of $143.1 million ($99.7 million at NCM LLC) as of January 5, 2022.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s Noovie® pre-show is presented exclusively in 50 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC. LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,700 screens in over 1,600 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.3% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

Forward-Looking Statements

This press release contains various forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, that reflect management’s current expectations or beliefs regarding, among other things, the Company’s credit agreement and cash management. Forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties.
# # #

INVESTOR CONTACT:
Ronnie Y. Ng
800-844-0935
investors@ncm.com